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                                                                    EXHIBIT 10.5
                               Loislaw.com, Inc.
                             105 North 28th Street
                           Van Buren, Arkansas 72956

                               September 7, 1999


Mr. Doug Curling
Chief Operating Officer
ChoicePoint Inc.
1000 Alderman Drive
Alpharetta, Georgia 30005

               Re:  Letter of Intent
                    ----------------

Dear Mr. Curling:

     This letter, when executed by you, will evidence our mutual intent with respect to the proposed cooperative marketing agreement between Loislaw.com, Inc. ("Loislaw.com") and ChoicePoint Services Inc., a subsidiary of ChoicePoint Inc. ("CPS").

     The matters set forth in Section I of this letter constitute an expression of our mutual intent only and are contingent on the negotiation, execution and delivery of a definitive agreement between CPS and Loislaw.com, setting forth in detail the terms and conditions of the proposed cooperative marketing arrangement. As indicated in Paragraph 3 of Section II, Section I of this letter does not create any obligations of CPS or Loislaw.com with respect to such matters. The matters set forth in Section II of this letter, however, constitute binding agreements between CPS and Loislaw.com.

                                   SECTION I

                              PROPOSED AGREEMENT
                              ------------------

     1.   Public Records Information. CPS and Loislaw.com anticipate that each
          --------------------------
of them would cooperate with the other and dedicate the resources necessary to develop a set of products and services using public records information available on the CDB4web.com web site, which would be delivered through the loislaw.com web site to Loislaw.com's existing customers and targeted prospects. The specific public records information available on the CDB4web.com website to be subject to this arrangement would be specified in the definitive agreement. The parties would work to develop, as soon as possible after execution of a definitive agreement, a seamless interface that would allow customers to search and pay for the Public Records Information through the Loislaw.com web site, rather than just a "hot link" between the two web sites.

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     2.   On-Demand Document Service. CPS and Loislaw.com anticipate that each
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of them would cooperate with the other and dedicate the resources necessary to develop a method for offering Loislaw.com's customers access to CPS's "On-Demand" document filing and retrieval service by completing a service request form on the Loislaw.com web site. CPS would pay Loislaw.com a referral fee for requests initiated through the Loislaw.com web site, in an amount to be set forth in the definitive agreement.

     3.   Additional Products. CPS and Loislaw.com anticipate that each of them
          -------------------
would cooperate with the other and dedicate the resources necessary to develop products during the term of the definitive agreement that would allow CPS customers to obtain Loislaw.com content through the CDB4web.com web site. The specific content to be provided, payment, if any, on current customers if either party and the method of payment by customers would be determined by the parties. The parties would work to develop, as soon as possible after execution of a definitive agreement, a seamless interface that would allow customers to search and pay for Loislaw.com Products through the CDB4.com web site, rather than just a "hot link" between two web sits.

     4.   Integrated Access. CPS and Loislaw.com anticipate that each of them
          -----------------
would, as applicable, cooperate with the other and dedicate the resources necessary to develop joint proposals to government agencies, corporations and large law firms that may desire access to both Loislaw.com's legal information and CPS' Public Records Information, and to develop an integrated environment for access to such information. It is anticipated that Loislaw.com's sales force headquartered in Van Buren, Arkansas and CPS' sales force headquartered in Washington, D.C. would work together on applicable joint marketing proposals.

     5.   Co-Branding. CPS and Loislaw.com anticipate that the definitive
          -----------
agreement would specify certain methods for identifying (a) CPS to Loislaw.com's customers as the source of the Public Records Information obtained from the CDB4.com web site and (b) Loislaw.com to CPS' customers as the source of the information obtained from the Loislaw.com web site.

     6.   Exclusivity. CPS and Loislaw.com anticipate that the definitive
          -----------
agreement would provide that neither party would negotiate with another case law provider or Public Records Information provider for similar products, services or cooperative arrangements for a specified period of time.

     7.   Definitive Agreement. The details of each of the foregoing plus other
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reasonable and customary provisions for arrangements of this nature would be set forth in the definitive agreement, and none of the paragraphs in this
Section I represents a binding agreement or obligation of either party.

     8.   Standards. CPS and Loislaw.com would adhere strictly with all privacy
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and legal standards regarding access to and resale of Public Records Information and anticipate that each would work with the other to develop appropriate release forms and other procedures necessary to enable the parties to adhere to such standards.

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                                  SECTION II

                              BINDING AGREEMENTS
                              ------------------

     1.   Confidentiality. This Letter of Intent is included in the terms of
          ---------------
confidentiality specified under the Mutual Non-Disclosure Agreement last executed on March 4, 1999.

     2.   Expenses.  Except as otherwise agreed, each party will bear its own
          --------
expenses incurred in connection with this letter of intent and the proposed agreement.

     3.   Nonbinding Nature of Section I. It is understood by the parties hereto
          ------------------------------
that Section I of this letter merely constitutes a statement of the mutual intentions of the parties with respect to a proposed cooperative marketing arrangement between CPS and Loislaw.com and does not contain all matters upon which agreement must be reached in order for the proposed arrangement to be established or any of the agreements contemplated by Section I to become effective. A binding commitment with respect to any of the matters contemplated by Section I will result only from execution and delivery of the definitive agreement. The provisions of Section II of this letter, however, are agreed to be fully binding on the parties hereto upon the execution of this letter, unless and until such provisions are superseded by a definitive agreement. Except as expressly provided in Section II of this letter, neither CPS nor Loislaw.com shall have any liability or obligation with respect to the proposed agreement, hereunder or otherwise, unless and until the definitive agreement is executed and delivered by the parties thereto.

     4.   Termination. Without prejudice to the nonbinding nature of Section I
          -----------
hereof, this letter may be terminated and negotiations relating to the proposed agreement may be abandoned (a) at any time, by mutual consent of the parties hereto, or (b) by either party hereto at any time after November 15, 1999, if the definitive agreement has not been executed and delivered by the parties thereto by such date. The respective obligations of the parties under Paragraphs 1 and 2 of this Section II shall survive the termination hereof.

     5.   Assignment. Neither this letter nor any of the rights, interests or
          ----------
obligations hereunder shall be assigned by either of the parties hereto.

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     6.   Remedies. In the event of any breach or threatened breach of paragraph
          --------
1 of this Section II by either party hereto, the other party shall be entitled to equitable relief by way of injunction in addition to any other rights and remedies available to it.

     If the foregoing correctly sets forth the understanding between us with respect to the proposed cooperative marketing arrangement outlined herein, please sign two copies of this letter in the spaces provided below and return one executed copy to me.

Loislaw.com, Inc.


By:  /s/ Kyle D. Parker
   ----------------------------------------
     Kyle D. Parker, Chairman of the Board
        and Chief Executive Officer


Accepted and agreed to
by ChoicePoint Inc. this 7th day of

September, 1999:

ChoicePoint Inc.

By: /s/ Doug C. Curling
   ----------------------------------------
     Doug Curling, Chief Operating Officer

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